Exhibit 23
Consent of Independent Registered Public Accounting Firm
We have issued our report dated December 16, 2008, with respect to the consolidated financial statements and financial statement schedule, included in the Annual Report of XATA Corporation on Form 10-K for the year ended September 30, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of XATA Corporation on Forms S-8 (File Nos. 333-140741, 333-132247, 333-113025, 333-85584, 333-59214, 333-28337, 333-03670, 33-94006, 33-89222 and 33-74148) and Forms S-3 and amendments (File Nos. 333-145279, 333-132246, 333-113016, 333-111798, 333-111797 and 333-82905).
/s/ Grant Thornton LLP
Minneapolis, Minnesota
December 16, 2008